A.C. Simmonds and Sons Inc. 8-K

Exhibit 99.1

Legacy of A. C. Simmonds and Sons continues as public company ACSX

TORONTO, ONTARIO – (Marketwired – August 15, 2014) – John G. Simmonds, Chairman and CEO of A. C. Simmonds and Sons Inc. (the “Company”) (otcqb:ACSX) is pleased to announce that the SEC has approved the Company’s name change from BLVD Holdings, Inc. and the new trading symbol ACSX as of August 15 and August 18, 2014, respectively.

“We have now completed the necessary filings with the U.S. Securities and Exchange Commission and the State of Nevada,” said John G. Simmonds. “After some years of new business development and a lot of hard work by the A. C. Simmonds team, I am delighted by this important milestone that began with my beloved Grandfather almost a century ago in 1918.”

“I look forward with humility as we continue to carry out our strategic business plan for the coming years and the next exciting chapter in a remarkable journey that began in the dawn of the last century and now takes flight near the beginning of this one.”

About A. C. Simmonds and Sons Inc.

A.C. Simmonds and Sons, with lineage through its management team to 96 years of business experience, is a Canadian based company with interests across North America and a growing international presence. The Company is focused on acquiring profitable businesses for expansion and development in eight growth sectors: international food, oil and gas, waste management, mold remediation, renewable energy, disruptive technology, leisure and entertainment. John G. Simmonds, Chairman and CEO, co-founded the largest Canadian golf course operation and has successfully established, developed and grown companies and built very effective teams. He has served as chairman and member of the board of directors of several public companies.

For more information, please visit www.acsimmondsandsons.com

Forward-looking statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, those detailed from time to time in the Company’s SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and the uncertainties associated with the Company’s business, please refer to the risks and uncertainties detailed from time to time in the Company’s SEC filings.

Contact Information

A.C. Simmonds and Sons Inc.

Don Fenton, Director of Communications

416-434-3681 dfenton@acsimmondsandsons.com